Exhibit 99

KonaTel Reports Third Quarter 2023 Results

Operating Income Turns Positive

Positive Gains from Improvements to Government-Subsidized Product/Service Mix

DALLAS, November 20, 2023 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the three-month period ended September 30, 2023.

Third Quarter 2023 Financial Summary and Business Development Highlights

•	Revenues of $4.7 million, compared to $5.9 million in the third quarter last year but up sequentially from the first and second quarters of this year.
•	Gross profit of $1.3 million, or 27.0% of revenues, compared to $911,000, or 15.5% of revenues; up 38.8% on a dollar basis compared to the third quarter last year.
•	Operating income of $131,000 compared to an operating loss of $(1.1) million in the third quarter last year.
•	GAAP net loss of $(113,000), or $(0.00) per share, compared to $(1.3) million, or $(0.03) per share, in the third quarter last year.
•	Non-GAAP net loss of $(98,000), or $(0.00) per diluted share, compared to a non-GAAP net loss of $(995,000), or $(0.02) per diluted share, in the third quarter of last year.
•	Entered into 5-year exclusive hosted services agreement with international telecommunications group, currently serving over three million customers.

Sean McEwen, Chairman and CEO of KonaTel stated, “We continue to execute our strategy of scaling to achieve sustainable, profitable growth. Over the past several quarters, we invested in additional infrastructure and expansion of our service area (licenses), which we expect will allow us to begin an expansion of our market share. In Q2 of 2023, we started to shift our government-subsidized product mix towards higher reimbursement (revenue) products/services resulting in increased gross margins in Q3, 2023. Sequentially, revenue was up slightly compared to the second quarter of 2023 and well above our lows of $4.0 million in the first quarter 2023, despite the year-over-year decline, which was primarily the result of a challenging comparison given the large number of lower-margin activations in the prior year period.

McEwen continued, “Subsequent to quarter end, our wholly owned subsidiary, Apeiron Systems, entered into a five-year agreement with Viva-US Telecommunications, Inc. (“Viva-US”), as the exclusive supplier of wholesale cellular voice & data, messaging, international call termination, smart SIM (Subscriber Identity Module) and other telecommunications services. Viva-US is a new U.S. Mobile Virtual Network Operator (MVNO) and part of the Balesia Technologies group of companies currently supporting over three million cellular customers in Bolivia, Mexico, and Argentina. We believe the Viva-US opportunity has the potential to diversify our revenues by substantially expanding our hosted services business in the coming quarters.”

Quarterly Financial Summary (Q3 2023 vs. Q3 2022)

Revenue of $4.7 million, compared to $5.9 million. This decrease in revenue was primarily related to a larger volume of lower average revenue per user (ARPU) activations received during the previous year in Q3 2022.

Gross profit was $1.3 million, or 27.0% gross profit margin, compared to $911,000, or 15.5% gross profit margin. This increase coincides with adding higher ARPU activations in our Mobile Services segment, in addition to driving lower sales acquisition costs to acquire these new customers.

Total operating expenses were $1.1 million, compared to $2.1 million. This decrease was primarily due to reduced legal expenses associated with the previous expansion of our ETC service coverage footprint and the reversal of some stock option expense from employee option forfeitures.

GAAP net loss was $(113,000), or $(0.00) per diluted share (based on 42.7 million weighted average shares), compared to a net loss of $(1.3) million, or $(0.03) per diluted share (based on 41.9 million weighted average shares).

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This reduction in loss compared to Q3 of 2022 for the three months ended September 30, 2023, was primarily the result of a shift into higher ARPU service and distribution into higher gross margin locations. The Company continues to fortify in these higher margin locations.

Non-GAAP net loss was $(98,000), or $(0.00) per diluted share, compared to a non-GAAP net loss of $(995,000), or $(0.03) per diluted share.

Balance Sheet

The Company ended the quarter with $1.3 million in cash, compared to $2.1 million on December 31, 2022.

Year-to-Date Financial Detail (First Nine Months of 2023 vs. First Nine Months of 2022)

Revenues decreased 12.5% to $13.3 million compared to $15.2 million, reflecting a 11.0% decrease in Hosted Services revenues and a 13.1% decrease in Mobile Services revenues.

Gross profit was $3.04 million, or 22.8% gross profit margin, compared to gross profit of $3.00 million, or 19.7% gross profit margin. This slight increase on a dollar basis resulted from adding higher ARPU activations within our Mobile Services segment along with lower sales acquisition costs to acquire these new customers.

Total operating expenses were $4.6 million, down 15.8% compared to $5.5 million. This decrease was primarily due to reduced legal costs associated with the previous expansion of service coverage in our ETC footprint and the reversal of stock option expense as the result of employee forfeitures.

GAAP net loss was $(2.3) million, or $(0.05) per diluted share (based on 42.7 million weighted average shares), compared to net loss of $(2.9) million, or $(0.07) per diluted share (based on 41.7 million weighted average shares).

Non-GAAP net loss was $(1.6) million, or $(0.04) per diluted share, compared to a non-GAAP net loss of $(2.1) million, or $(0.05) per diluted share.

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless ACP and Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across eleven states. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com

Unaudited Balance Sheets, Statements of Operations, and Reconciliation of GAAP to Non-GAAP Measure Follow

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KonaTel, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and Cash Equivalents	$1,322,119	$2,055,634
Accounts Receivable, Net	1,253,715	1,510,118
Inventory, Net	679,185	526,337
Prepaid Expenses	68,194	61,241
Other Current Assets	—	164
Total Current Assets	3,323,213	4,153,494

Property and Equipment, Net	27,272	36,536

Other Assets
Intangible Assets, Net	634,251	634,251
Right of Use Asset	452,118	553,686
Other Assets	74,543	73,883
Total Other Assets	1,160,912	1,261,820
Total Assets	$4,511,397	$5,451,850

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$1,984,266	$1,348,931
Loans Payable, Net of Loan Fees	3,624,838	3,070,947
Right of Use Operating Lease Obligation - Current	125,324	118,382
Total Current Liabilities	5,734,428	4,538,260

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	363,355	458,227
Total Long Term Liabilities	363,355	458,227
Total Liabilities	6,097,783	4,996,487
Commitments and Contingencies
Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized, 42,858,220 outstanding and issued at September 30, 2023 and 42,240,406 outstanding and issued at December 31, 2022	42,858	42,240
Additional Paid In Capital	8,919,253	8,710,987
Accumulated Deficit	(10,548,497)	(8,297,864)
Total Stockholders' Equity	(1,586,386)	455,363
Total Liabilities and Stockholders' Equity	$4,511,397	$5,451,850

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KonaTel, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$4,689,001	$5,880,333	$13,322,146	$15,231,288
Cost of Revenue	3,424,832	4,969,251	10,282,046	12,230,378
Gross Profit	1,264,169	911,082	3,040,100	3,000,910

Operating Expenses
Payroll and Related Expenses	686,560	1,348,152	2,933,409	3,719,446
Operating and Maintenance	1,242	5,321	4,563	6,681
Bad Debt	200	—	214	29,133
Professional and Other Expenses	113,546	381,340	576,964	675,987
Utilities and Facilities	53,814	60,083	162,889	135,118
Depreciation and Amortization	3,088	3,088	9,264	9,264
General and Administrative	35,459	71,545	120,103	251,778
Marketing and Advertising	36,633	15,542	120,640	100,570
Application Development Costs	185,350	142,237	628,508	391,930
Taxes and Insurance	17,214	26,729	49,225	150,389
Total Operating Expenses	1,133,106	2,054,037	4,605,779	5,470,296

Operating Income/(Loss)	131,063	(1,142,955)	(1,565,679)	(2,469,386)

Other Income and Expense
Interest Expense	(209,991)	(161,977)	(551,123)	(233,153)
Other Income/(Expense), net	(34,288)	(40,582)	(133,831)	(165,778)
Total Other Income and Expenses	(244,279)	(202,559)	(684,954)	(398,931)

Net Loss	$(113,216)	$(1,345,514)	$(2,250,633)	$(2,868,317)

Earnings (Loss) per Share
Basic	$(0.00)	$(0.03)	$(0.05)	$(0.07)
Diluted	$(0.00)	$(0.03)	$(0.05)	$(0.07)
Weighted Average Outstanding Shares
Basic	42,707,808	41,912,145	42,658,697	41,715,406
Diluted	42,707,808	41,912,145	42,658,697	41,715,406

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KonaTel, Inc.

Reconciliation of GAAP to Non-GAAP Measure

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net Loss	$(113,216)	$(1,345,514)	$(2,250,633)	$(2,868,317)
Add Back:
Depreciation and Amortization	3,088	3,088	9,264	9,264
Stock-based Compensation	(197,436)	185,637	85,133	539,933
Interest Expense, net	209,994	161,977	551,135	233,153
Non-GAAP Net Loss	$(97,570)	$(994,812)	$(1,605,101)	$(2,085,967)

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